Exhibit 8.1
May 5, 2011
UCI Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
UCI International, Inc.
14604 Highway 41 North
Evansville, Indiana 47725
Registration Statement on Form F-4
of UCI Holdings Limited
and the Additional Registrants named therein
To those concerned:
     We have acted as special United States tax counsel to UCI Holdings Limited, a New Zealand limited liability company, and UCI International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of (i) a Registration Statement on Form F-4, as supplemented or amended (the “Registration Statement”), (ii) a form of prospectus included with the Registration Statement (the “Prospectus”), relating to the proposed offering by the Company of US$400,000,000 principal amount of 8.625% Senior Notes due 2019 (the “New Notes”), which are to be registered under the Act, in exchange for a like principal amount of the Company’s issued and outstanding 8.625% Senior Notes due 2019 (the “Old Notes”, and together with the New Notes, the “Notes”), and (iii) the indenture, dated as of January 26, 2011 as supplemented by the supplemental indenture, dated as of January 26, 2011, and as may be further amended or supplemented from time to time (the “Indenture”), among the Company, the guarantors named therein and Wilmington Trust FSB, as trustee, pursuant to which the New Notes will be issued.
     This opinion contains a discussion of the material U.S. federal income tax considerations relating to the exchange offer described in the Registration Statement (the “Exchange Offer”). This opinion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold the Notes as part of a straddle, hedge, conversion or other integrated transaction or U.S. Holders that have a “functional currency” other than the U.S. dollar). This opinion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. As used in this opinion, the term “Holder” means a beneficial owner of a Note.
     In rendering this opinion: (i) we have examined and relied upon the Registration Statement, the Prospectus and the Indenture (all of the foregoing, the “Transaction Documents”) and such other agreements, instruments, documents and records of the Company as we have deemed necessary or appropriate for the purposes of this opinion and (ii) we have assumed, without independent investigation or inquiry, and relied upon (a) the authenticity of, and the genuineness of all signatures on, all documents, the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies, and the legal capacity of all natural persons executing documents; (b) the due authorization, execution, delivery and enforceability of the Transaction Documents; (c) the performance of all covenants and other undertakings set forth in, and the consummation of all transactions contemplated by, the Transaction Documents in accordance with the terms thereof, that none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, the valid existence and good standing of all parties to the Transaction Documents and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents; and (d) the accuracy of all statements regarding factual matters, representations and warranties contained in the Transaction Documents and the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us.
     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that: (i) the exchange of an Old Note for a New Note pursuant to the Exchange Offer will not result in a taxable exchange to a Holder of such Old Note and, accordingly, a Holder of an Old Note will not recognize any gain or loss upon the exchange of an Old Note for a New Note pursuant to the Exchange Offer, (ii) such Holder’s holding period for such New Note will include the holding period for such Old Note, and such Holder’s adjusted tax basis in such New Note will be the same as such Holder’s adjusted tax basis in such Old Note, (iii) the U.S. federal income tax considerations relating to the Old Notes will generally continue to apply to the New Notes and (iv) there will be no U.S. federal income tax consequences to a Holder of an Old Note that does not participate in the Exchange Offer.
     This opinion is based upon the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, or to different interpretation. This opinion is limited to the matters specifically addressed herein, and no other opinion is implied or may be inferred. This opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that after the date of effectiveness may occur or be brought to our attention and that may affect the conclusion expressed herein.
     We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Debevoise & Plimpton LLP